STRADLEY, RONON, STEVENS & YOUNG, LLP
                           2600 One Commerce Square
                    Philadelphia, Pennsylvania 19103-7098
                                (215) 564-8000
                             Fax: (215) 564-8120


Direct Dial:
(215) 564-8101


                              February 23, 1996


Franklin Tax-Advantaged U.S. Government
  Securities Fund
777 Mariners Island Blvd.
San Mateo, California  94404

            Re:  FRANKLIN TAX-ADVANTAGED U.S. GOVERNMENT
                  SECURITIES

Gentlemen:

            We Have examined the Agreement of Limited Partnership of Franklin Tax-Advantaged U.S. Government Securities Fund ("Fund"), a California limited partnership, and the various pertinent records, documents and proceedings we deem material. We have also examined the Notification of Registration and the Registration Statements filed under the Investment Company Act of 1940 ("Investment Company Act") and the Securities Act of 1933 ("Securities Act"), all as amended to date, as well as other items we deem material to this opinion.

            You have indicated that, pursuant to Section 24(e)(1) of the Investment Company Act, the Fund intends to file Post-Effective Amendment No. 9 to its registration statement under the Securities Act to register 9,401,621 additional shares of partnership interests for sale pursuant to its currently effective registration statement under the Securities Act.

            Based upon the foregoing information and examination, it is our opinion that the Fund is a valid and subsisting limited partnership organized under the laws of California and that the proposed registration of the 9,401,621 shares of partnership interests is proper and such shares of partnership interests, when issued will be legally outstanding, fully-paid and non-assessable shares of partnership interests, and the holders of such shares of partnership interests will have all the rights provided for with respect to such holding by the Agreement of Limited Partnership and the laws of the State of California.

            We hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 9 to be filed by the Fund, covering the registration of the said shares under the Securities Act and the applications and registration statements, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to reference in the Prospectus and Statement of Additional Information of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.


                              Very truly yours,

                              Stradley, Ronon, Stevens & Young, LLP


                              BY:/s/Audrey C. Talley
                                    Audrey C. Talley


ACT/pj


156636.1